Exhibit (c)(4)

                      INTERSTATE COMMERCE COMMISSION
                                 DECISION

                         Finance Docket No.  32820

            NORFOLK SOUTHERN RAILWAY COMPANY AND ATLANTIC AND
            EAST CAROLINA RAILWAY COMPANY--LEASE AND OPERATION
                EXEMPTION--NORTH CAROLINA RAILROAD COMPANY

Decided:  December 13, 1995           SERVED:  DECEMBER 22, 1995

     By petition filed November 22, 1995, Norfolk Southern Railway Company (NSR) and Atlantic and East Carolina Railway Company (A&EC) (collectively NS)1 and North Carolina Railroad Company (NCRR)2 seek an exemption under 49 U.S.C. 10505 from the prior approval requirements of 49 U.S.C. 11343-45 to allow NS to continue the lease and operation of 317 miles of NCRR's rail line in North Carolina.3

     Petitioners have asked for expedited handling of their exemption request in order to consummate the transaction, for tax purposes, before the end of the year. We will grant the request for expedited handling, and the exemption, subject to standard labor protective conditions.

                                BACKGROUND

     NS and its predecessor railroads have operated the NCRR line, pursuant to two lease agreements, executed in 1895 and 1939, respectively. The 1895 lease covered the segment of the line, operated by NSR, between Charlotte and Goldsboro. The 1939 lease covered the segment of the line, operated by A&EC, between Goldsboro and Morehead City. Both of these lease agreements, as amended, expired by their terms at the end of 1994. NS and NCRR have agreed to extend the lease arrangement and entered into a Lease Extension Agreement dated January 1, 1995. Since then, they have continued to negotiate over the compensation and other terms of the lease renewal.4


     1  These carriers are wholly owned subsidiaries of Norfolk
Southern Corporation.

     2 Approximately 75% of the stock of NCRR is owned by the State of North Carolina and approximately 25% percent is owned by private shareholders.

     3 The line extends from Charlotte to Morehead City, through Greensboro, Raleigh, and Goldsboro, NC.

     4  NS has continued to operate the line during this period.
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Because the compensation and other related terms of the
leases have been modified, and provisions have been added to reflect modern commercial practice, the transaction does not qualify for the class exemption for lease renewals provided for in 49 CFR 1180.2(d)(4).5

                        DISCUSSION AND CONCLUSIONS

     Under 49 U.S.C. 11343(a)(2), our prior approval is required for a rail carrier to lease and operate lines of another rail carrier. Under 49 U.S.C. 10505, however, we must exempt a transaction or service from regulation when we find that: (1) continued regulation is not necessary to carry out the rail transportation policy of 49 U.S.C. 10101a; and (2) either (a) the transaction or service is of limited scope, or (b) regulation is not necessary to protect shippers from the abuse of market power.

     Detailed scrutiny of this transaction is not necessary to carry out the rail transportation policy. By minimizing the administrative expense associated with the proposed transaction, an exemption will expedite regulatory decisions and reduce barriers to entry and exit [49 U.S.C. 10101a(2) and (7)]; foster sound economic conditions in transportation [49 U.S.C. 10101a(5)]; and enhance a sound transportation system with effective competition [49 U.S.C. 10101a(4)]. For example, an exemption will preserve competition by ensuring that a sound rail system will continue to meet the needs of the public in North Carolina. Other aspects of the rail transportation policy will not be affected adversely.

     Regulation of the transaction is not necessary to protect shippers from the abuse of market power. The transaction is merely the renewal of a lease with no operational changes and no expansion or reduction in rail service. The competitive situation will not be altered by the transaction. Given our finding regarding the probable effect of the transaction on market power, we need not determine whether the transaction is limited in scope.

     Under 49 U.S.C. 10505(g)(2), we may not use our exemption authority to relieve a carrier of its obligation to protect the interests of its employees. Accordingly, as a condition to granting this exemption, we will impose the employee protective conditions established in Mendocino Coast Ry., Inc.--Lease and Operate, 354 I.C.C. 732 (1978) and 360 I.C.C. 653 (1980), as
clarified in Wilmington Term. RR. Inc.--Pur. & Lease--CSX Transp., Inc., 6 I.C.C.2d 799 (1990), aff'd sub nom. Railway Labor Executives' Ass'n v. I.C.C., 930 F.2d 511 (6th Cir. 1991).

      5  The class exemption applies to leases where the
Commission has previously authorized the transaction, and only an extension in time is involved.  In addition to substantive
provisions being changed, the 1895 lease was not previously
approved by the Commission.      2


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Petitioners state that this transaction is excepted from
environmental reporting requirements under 49 CFR 1105.6(c)(2)(i) and that an historic report is not required under 49 CFR 1105.8(b)(1). Our Section of Environmental Analysis (SEA) has reviewed the transaction and has concluded that this transaction is exempt from environmental reporting and historic reporting requirements.6

     NS requests that the Commission expedite handling of the petition and make the exemption effective no later than December 29, 1995, to allow for consummation of the transaction prior to the end of the year. NS states that tax considerations and NCRR's business organization plan, including its plans for conversion to a Real Estate Income Trust, make it important that the parties be in a position to consummate the transaction prior to the end of the 1995 calendar year.

     The request for expedited handling is reasonable, and is granted. Thus, we will make the exemption effective upon publication.

     This action will not significantly affect either the quality of the human environment or the conservation of energy resources.

     It is ordered:

     1. Under 49 U.S.C. 10505, we exempt from the prior approval requirements of 49 U.S.C. 11343-45 the lease and operation of the above-described line, subject to the employee protective conditions in Mendocino Coast Ry., Inc. - Lease and Operate, 354 I.C.C. 732 (1978) and 360 I.C.C. 653 (1980), as clarified in
Wilmington Term. RR., Inc.--Pur. & Lease--CSX Transp., Inc., 6 I.C.C.2d 799 (1990), aff'd sub nom. Railway Labor Executives' Ass'n v. I.C.C., 930 F.2d 511 (6th Cir. 1991).

     2. Notice will be published in the Federal Register on December 22, 1995.

     3.  This exemption will be effective on December 22, 1995.

     4.  Petitions to reopen must be filed by January 11, 1996.

     By the Commission, Chairman Morgan, Vice Chairman Owen, and
Commissioner Simmons.


                                   Vernon A. Williams
(SEAL)                                  Secretary

     6 This transaction does not involve a significant change in carrier operations, petitioners have no plans to dispose of or alter historic properties, and further Commission approval would be requires for petitioners to abandon any service.
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